UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________________________
FORM 8-A/A
(Amendment No.1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934
_____________________________
MASIMO CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-33642	33-0368882
(Commission File Number)	(IRS Employer Identification No.)

52 Discovery
Irvine, California	92618
(Address of Principal Executive Offices)	(Zip Code)
(949) 297-7000
(Registrant’s telephone number, including area code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights, par value $0.001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:
None
Title of Class)

EXPLANATORY NOTE
This Form 8-A/A is filed by Masimo Corporation (the “Company”) to reflect the expiration of the preferred stock purchase rights, par value $0.001 per share (the “Rights”), registered on the Form 8-A filed by the Company on November 9, 2007.

Item 1.	Description of Registrant’s Securities to Be Registered.
On February 12, 2016, the Company entered into Amendment No. 1 (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of November 9, 2007, by and between the Company and Computershare Trust Company, N.A., as Rights Agent.
The Amendment accelerates the expiration of the Rights from 5:00 P.M. (Pacific time) on November 8, 2017, to 5:00 P.M. (Pacific time) on February 16, 2016, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock, par value $0.001 per share, pursuant to the Rights Agreement will expire.
The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2.	Exhibits.

Exhibit 3.1
Certificate of Designation of Series A Junior Participating Preferred Stock of Masimo Corporation dated November 9, 2007 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 9, 2007).

Exhibit 4.1
Rights Agreement, dated November 9, 2007, between the Company and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 9, 2007).

Exhibit 4.2
Amendment No. 1 to Rights Agreement, dated February 12, 2016, between Masimo Corporation and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 17, 2016).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, Masimo Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MASIMO CORPORATION

Date: February 17, 2016	By:	/s/ MARK P. DE RAAD
Mark P. de Raad
Executive Vice President & Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit 3.1
Certificate of Designation of Series A Junior Participating Preferred Stock of Masimo Corporation dated November 9, 2007 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 9, 2007).

Exhibit 4.1
Rights Agreement, dated November 9, 2007, between the Company and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on November 9, 2007).

Exhibit 4.2
Amendment No. 1 to Rights Agreement, dated February 12, 2016, between Masimo Corporation and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on February 17, 2016).